ARTICLES OF AMENDMENT TO THE CHARTER OF

MILLER ENERGY RESOURCES, INC.

Pursuant to the provisions of the Tennessee Business Corporation Act, §48-20-201 et. seq. the undersigned Corporation adopted the following Articles of Amendment to its Charter:

The name of the Corporation is Miller Energy Resources, Inc.

The amendment is adopted is: Article Six of the Corporation’s Amended and Restated Charter is hereby amended by adding the following:

In accordance with Sections 48-20-102 and 48-20-106 of the Tennessee Business Corporation Act (“TBCA”), the undersigned corporation adopts the following Articles of Amendment (the “Articles of Amendment”) to its Charter (the “Charter”):

1.          The name of this corporation is Miller Energy Resources, Inc. (the “Corporation”)

2.          Article Six of the Charter is hereby amended, pursuant to the authority granted to the Board of Directors (the “Board”) of this corporation by Section 6(c) of the Charter, by adding the following subsection (e) to Article Six of the Charter, which subsection states the number, designation, relative rights, preferences and limitations of a new series of preferred stock as fixed by the Board and shall read in its entirety as follows:

(e)          10.75% Series C Cumulative Redeemable Preferred Stock.

(i)          Designation and Amount. The shares of such series shall be designated as “10.75% Series C Cumulative Redeemable Preferred Stock” (the “Series C Preferred Stock”) and the number of shares initially authorized constituting such series shall be 3,250,000 shares, par value $0.0001 per share. Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding.

(ii)         Maturity. The Series C Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, and will remain outstanding indefinitely unless (i) the Corporation decides to redeem or otherwise repurchase the Series C Preferred Stock pursuant to Sections 6(e)(vi) or 6(e)(viii)(B) hereof, or (ii) the Series C Preferred Stock is converted pursuant to Sections 6(e)(vii) or 6(e)(viii)(A) hereof. The Corporation is not required to set aside funds to redeem the Series C Preferred Stock.

(iii)        Ranking. The Series C Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (A) senior to all classes or series of the Corporation’s common stock (the “Common Stock”), and to all other equity securities issued by the Corporation other than equity securities referred to in clauses (B) and (C) of this Section (iii); (B) junior to the Series B Preferred Stock and to all equity securities issued by the Corporation which do not have dividend rights and which have terms specifically providing that those equity securities rank senior to the Series C Preferred Stock with respect to rights to the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and (C) on parity with all other equity securities issued by the Corporation with terms specifically providing that those equity securities rank on parity with the Series C Preferred Stock with respect to rights to the distribution of assets upon any liquidation, dissolution or winding up of the Corporation. The term “equity securities” shall not include convertible debt securities.

(iv)        Dividends.

(A)         Payment. Holders of shares of the Series C Preferred Stock are entitled to receive, when, as and if declared by the Board, out of funds of the Corporation legally available for the payment of dividends, cumulative preferred cash dividends at the rate of 10.75% of the $25.00 per share stated liquidation preference per annum (equivalent to $2.6875 per annum per share); provided that this stated dividend rate shall be subject to the increases required under Section 6(e)(iv)(F). Dividends on the Series C Preferred Stock issued in connection with the Corporation’s initial public offering of Series C Preferred Stock shall accumulate daily and shall be cumulative from, and including, the date on which the first such shares are first sold to any purchaser (the “Original Issue Date”) and shall be payable quarterly in arrears on the 1st day of each December, March, June and September of each year (each, a “Dividend Payment Date”); provided, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date and no interest, additional dividends or other sums will accumulate on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series C Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation for the Series C Preferred Stock at the close of business on the applicable record date, which shall be the 15th day of each calendar month immediately preceding the relevant Dividend Payment Date, whether or not a Business Day (each, a “Dividend Record Date”). The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but not including, such Dividend Payment Date.

(B)         Restrictions on Payment. No dividends on shares of Series C Preferred Stock shall be authorized by the Board or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any other classes or series of equity securities issued by the Corporation or any agreement relating to any indebtedness of the Corporation (including, but not limited to, the Loan Agreement, dated June 29, 2012, between the Corporation, as borrower and Apollo Investment Corporation, as administrative agent, and the other lenders party thereto from time to time, as the same may be amended from time to time, with such loan agreement, securities and other agreements being referred to herein as the “Limiting Documents”), prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the Limiting Documents or a default under the Limiting Documents, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

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(C)         Accumulation. Notwithstanding anything to the contrary contained herein, dividends on the Series C Preferred Stock will accumulate whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears, and holders of the Series C Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described in Section 6(e)(iv)(A). Any dividend payment made on the Series C Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Series C Preferred Stock.

(D)         Other Classes or Series of Equity. Except as provided in Section 6(e)(iv)(E), unless full cumulative dividends on the Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, (i) no dividends (other than in shares of Common Stock or in shares of any classes or series of equity securities that the Corporation may issue ranking junior to the Series C Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment upon shares of Common Stock or preferred stock that the Corporation may issue ranking junior to or on parity with the Series C Preferred Stock as to dividends or upon liquidation, (ii) no other distribution shall be declared or made upon shares of Common Stock or preferred stock that the Corporation may issue ranking junior to or on parity with the Series C Preferred Stock as to dividends or upon liquidation, and (iii) any shares of Common Stock or preferred stock that the Corporation may issue ranking junior to or on parity with the Series C Preferred Stock as to dividends or upon liquidation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except (x) as mandatorily required by the terms of such equity security or (y) by conversion into or exchange for other capital stock of the Corporation that it may issue ranking junior to the Series C Preferred Stock as to dividends and upon liquidation).

(E)         Partial Payment. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Stock and the shares of any other series of preferred stock that the Corporation may issue ranking on parity as to dividends with the Series C Preferred Stock, all dividends declared upon the Series C Preferred Stock and any other series of preferred stock the Corporation may issue ranking on parity as to dividends with the Series C Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accumulated (or accrued with respect to the other classes or series) dividends per share on the Series C Preferred Stock and such other series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if any such equity securities do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears.

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(F)         Penalty Events. Whenever (I) a Delisting Event (as defined hereafter) has occurred or (II) dividends on any shares of Series C Preferred Stock are in arrears for four or more quarterly dividend periods, whether or not consecutive (the events in clause (I) and (II) each being a “Penalty Event”), the dividend rate specified in Section 6(e)(iv)(A) shall be increased to the rate of 12.75% of the $25.00 per share stated liquidation preference per annum (equivalent to $3.1875 per annum per share) (the “Penalty Rate”). For purposes hereof a “Delisting Event” shall have occurred if, on or after October 31, 2012 the Series C Preferred Stock is not listed for trading on the New York Stock Exchange LLC (the “NYSE”), the NYSE MKT LLC (the “NYSE MKT”) or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ (each a “National Exchange”). This Penalty Rate shall remain in effect until (x) shares of the Series C Preferred Stock are listed for trading on a National Exchange and (y) all accrued but unpaid dividends on the Series C Preferred Stock have been paid in full and the Corporation shall have paid all dividends due on the Series C Preferred Stock for the two most recently ended quarterly dividend payment periods, at which time the dividend rate shall revert to the rate of 10.75% of the $25.00 per share stated liquidation preference per annum otherwise specified in Section 6(e)(iv)(A) for the next occurring dividend payment period (unless a new Penalty Event shall have occurred prior to and shall be continuing at the start of, such next occurring dividend payment period).

(G)         Business Day Defined. “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York or Knoxville, Tennessee are authorized or required by law, regulation or executive order to close.

(v)         Liquidation Preference.

(A)         Liquidation Payment. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its stockholders, subject to the preferential rights of the holders of the Series B Redeemable Preferred Stock and any class or series of equity securities of the Corporation ranking senior to the Series C Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of Twenty-Five Dollars ($25.00) per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of equity securities the Corporation may issue which ranks junior to the Series C Preferred Stock as to liquidation rights.

(B)         Partial Distribution in Liquidation. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series C Preferred Stock and the corresponding amounts payable on all shares of other classes or series of equity securities the Corporation may issue ranking on parity with the Series C Preferred Stock in the distribution of assets, then the holders of the Series C Preferred Stock and all other such classes or series of equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

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(C)         Notice of Liquidation. Holders of Series C Preferred Stock will be entitled to written notice of any such liquidation, dissolution or winding up no fewer than 30 days and no more than 60 days prior to the payment date for the liquidating distributions payable under Section 6(e)(v)(A).

(D)         Other Rights on Liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(E)         Events Deemed Not to Be Liquidations. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(vi)        Redemption.

(A)         Restriction on Redemption. The Series C Preferred Stock is not redeemable by the Corporation prior to November 1, 2017 (the “Initial Permitted Redemption Date”) except in accordance with Sections 6(e)(vi)(C) and 6(e)(viii)(B); provided, however, that no redemption by the Corporation of the Series C Preferred Stock otherwise permitted in this Section 6(e)(vi) shall occur if any term or condition contained in any Limiting Document shall prohibit it or if such redemption shall result in a default thereunder.

(B)         Optional Redemption Right. On and after the Initial Permitted Redemption Date, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If the Corporation elects to redeem any shares of Series C Preferred Stock as described in this Section 6(e)(vi)(B), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

(C)         Special Optional Redemption Right. Provided that no Limiting Document shall prohibit it (but otherwise notwithstanding Section 6(e)(vi)(A) hereof), upon the occurrence of a Change of Control (as hereinafter defined), the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series C Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date (as hereinafter defined), the Corporation has provided notice of its election to redeem some or all of the shares of Series C Preferred Stock pursuant to this Section 6(e)(vi)(C), the holders of Series C Preferred Stock will not have the Change of Control Conversion Right (as hereinafter defined) with respect to the shares called for redemption. Notwithstanding the foregoing, holders of Series C Preferred Stock shall have the right, up to any applicable redemption date, to convert the Series C Preferred Stock in accordance with the terms of Section 6(e)(vii)(A) hereof. If the Corporation elects to redeem any shares of Series C Preferred Stock as described in this Section 6(e)(vi)(C), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

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(D)         Change of Control Defined. A “Change of Control” is deemed to occur when, after the Original Issue Date, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i), neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American depositary receipts representing such securities) listed on a National Exchange.

(E)         Redemption Procedures. In the event the Corporation elects to redeem Series C Preferred Stock, the notice of redemption will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of Series C Preferred Stock called for redemption at such holder’s address as it appears on the stock transfer records of the Corporation and shall state: (I) the redemption date; (II) the number of shares of Series C Preferred Stock to be redeemed; (III) the redemption price; (IV) the place or places where certificates (if any) for the Series C Preferred Stock are to be surrendered for payment of the redemption price; (V) that dividends on the shares to be redeemed will cease to accumulate on the redemption date; (VI) whether such redemption is being made pursuant to Section 6(e)(vi)(B) or Section 6(e)(vi)(C); (VII) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and (VIII) if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series C Preferred Stock being so called for redemption will not be able to tender such shares of Series C Preferred Stock for conversion in connection with the Change of Control and that each share of Series C Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date (as defined below), for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date. If less than all of the shares of Series C Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given.

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(F)         Surrender and Payment. Holders of Series C Preferred Stock to be redeemed shall surrender the Series C Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

(G)         Cessation of Dividends after Redemption Notice. If notice of redemption of any shares of Series C Preferred Stock has been given and if the Corporation irrevocably sets aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series C Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series C Preferred Stock, those shares of Series C Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

(H)         Redemption on Non-Business Day. If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.

(I)         Partial Redemption. If less than all of the outstanding Series C Preferred Stock is to be redeemed, the Series C Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method the Corporation shall determine.

(J)         Unpaid Dividends. Immediately prior to any redemption of Series C Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through and including the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series C Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided in this paragraph, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series C Preferred Stock to be redeemed.

(K)         Additional Limitation on Redemption. Unless full cumulative dividends on all shares of Series C Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series C Preferred Stock shall be redeemed unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series C Preferred Stock (except by exchanging it for its capital stock ranking junior to the Series C Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of Series C Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock.

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(L)         Purchase of Shares by Corporation Permitted. Subject to applicable law, the Corporation may purchase shares of Series C Preferred Stock in the open market, by tender or by private agreement. Any shares of Series C Preferred Stock that the Corporation acquires may be retired and re-classified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

(vii)       Conversion Rights. Shares of Series C Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 6(e)(vii).

(A)         General Conversion Right. Subject to compliance with the provisions of this Section 6(e)(vii), each outstanding share of the Series C Preferred Stock shall be convertible at any time at the option of the holder into that number of whole shares of the Corporation’s Common Stock as is equal to the $25.00 per share, plus accrued and unpaid dividends, divided by an initial conversation price of $10.00. The initial conversion price and the conversion price as adjusted are referred to as the “Conversion Price”. A share of Series C Preferred Stock called for redemption will be convertible into shares of the Corporation’s Common Stock up to and including, but not after, the close of business on the date fixed for redemption unless the Corporation defaults in the payment of the amount payable upon redemption.

(B)          Procedures and Requirements for General Conversion Right. To exercise the conversion right specified in Section 6(e)(vii)(A), the holder of each share of Series C Preferred Stock to be converted shall surrender the certificate representing such share, if certificated, duly endorsed or assigned to the Corporation or in blank, at the office of the transfer agent, together with written notice of the election to convert executed by the holder (the “Conversion Notice”) specifying the number of shares of Series C Preferred Stock to be converted, the name in which the shares of the Corporation’s Common Stock deliverable upon conversion shall be registered, and the address of the named person. If the shares of Series C Preferred Stock are not certificated, the holder must deliver evidence of ownership satisfactory to the Corporation and the transfer agent. Unless the shares of Common Stock deliverable upon conversion are to be issued in the same name as the name in which the shares of Series C Preferred Stock to be converted are registered, the holder must also deliver to the transfer agent an instrument of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder’s duly authorized attorney, together with an amount sufficient to pay any transfer or similar tax in connection with the issuance and delivery of such shares of Common Stock in such name (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

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(C)         Change of Control Conversion Right. Upon the occurrence of a Change of Control, each holder of Series C Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem some or all of the shares of Series C Preferred Stock held by such holder pursuant to Section 6(e)(vi), in which case such holder will have the right only with respect to shares of Series C Preferred Stock that are not called for redemption) to convert some or all of the shares of Series C Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series C Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of: (i) the quotient obtained by dividing (x) the sum of the $25.00 liquidation preference per share of Series C Preferred Stock plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (provided that if the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date for the Series C Preferred Stock, then no additional amount for such accumulated and unpaid dividends payable on the next Dividend Payment Date will be included in this sum) by (y) the Common Stock Price (as defined below) (such quotient, the “Conversion Rate”); and (ii) 9.51 (the “Share Cap”), subject to adjustments provided in Section 6(e)(vii)(E) below. Notwithstanding the foregoing, holders of Series C Preferred Stock shall have the right, up to any applicable redemption date, to convert the Series C Preferred Stock in accordance with the terms of Section 6(e)(vii)(A) hereof.

(D)         Stock Dividends and Stock Splits. If the Corporation, at any time while Series C Preferred Stock is outstanding: (i) pays a stock dividend in the Common Stock with respect to the then-outstanding Common Stock; (ii) subdivides outstanding Common Stock into a larger number of shares; or (iii) combines (including by way of a reverse stock split) outstanding Common Stock into a smaller number of shares (in each case, a “Share Split”), then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 6(e)(vii)(D) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(E)         Share Cap Adjustments. The Share Cap is subject to pro rata adjustments for any Share Split as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed 30,907,500 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable).

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(F)         Change of Control Conversion Date Defined. The “Change of Control Conversion Date” is the date the Series C Preferred Stock is to be converted, which will be a Business Day selected by the Corporation that is no fewer than 20 days nor more than 35 days after the date on which it provides the notice of the related Change of Control described in Section 6(e)(vii)(K) (or in Section 6(e)(vi)(E) if the relevant Change of Control is described therein) to the holders of Series C Preferred Stock.

(G)         Common Stock Price Defined. The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which Common Stock is then traded, or (y) the average of the last quoted bid prices for Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if Common Stock is not then listed for trading on a U.S. securities exchange.

(H)         Alternative Consideration. In the case of a Change of Control pursuant to which Common Stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series C Preferred Stock will receive upon conversion of such Series C Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

(I)         Deemed Election of Conversion Consideration. If the holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of Common Stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of Common Stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

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(J)         No Fractional Shares Issued. No fractional shares of Common Stock upon the conversion of the Series C Preferred Stock in connection with a Change of Control will be issued. Instead, the Corporation will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.

(K)         Notice of Change of Control. Within 15 days following the occurrence of a Change of Control, provided that the Corporation has not then exercised its right to redeem all shares of Series C Preferred Stock pursuant to Section 6(e)(vi), the Corporation will provide to holders of Series C Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right, which notice shall be delivered to the holders of record of the shares of the Series C Preferred Stock in their addresses as they appear on the stock transfer records of the Corporation and shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series C Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem all or any shares of Series C Preferred Stock, holders will not be able to convert the shares of Series C Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series C Preferred Stock; (viii) the name and address of the paying agent, transfer agent and conversion agent for the Series C Preferred Stock; (ix) the procedures that the holders of Series C Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and (x) the last date on which holders of Series C Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

(L)         Publication of Notice. The Corporation shall also issue a press release containing such notice provided for in the preceding Section 6(e)(vii)(K) for publication on either of Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on its website, in any event prior to the opening of business on the first Business Day following any date on which it provides the notice provided for in Section 6(e)(vii)(K) to the holders of Series C Preferred Stock.

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(M)         Procedures for Exercise of Change of Control Conversion Right. To exercise the Change of Control Conversion Right, the holders of Series C Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series C Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series C Preferred Stock held in book-entry form through a Depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series C Preferred Stock to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by the Corporation, duly completed, to its transfer agent. The conversion notice must state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series C Preferred Stock to be converted; and (iii) that the Series C Preferred Stock is to be converted pursuant to the applicable provisions of the Series C Preferred Stock.

(N)         Withdrawal of Election of Change of Control Conversion Right. Holders of Series C Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent of the Corporation prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state: (i) the number of withdrawn shares of Series C Preferred Stock; (ii) if certificated Series C Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of Series C Preferred Stock; and (iii) the number of shares of Series C Preferred Stock, if any, which remain subject to the holder’s conversion notice.

(O)         Compliance with Depositary Requirements. Notwithstanding anything to the contrary contained in Sections 6(e)(vii)(M) and (N), if any shares of Series C Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.

(P)         Conversion following Election of Change of Control Conversion Right. Series C Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date the Corporation has provided notice of its election to redeem some or all of the shares of Series C Preferred Stock pursuant to Section 6(e)(vi), in which case only the shares of Series C Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If the Corporation elects to redeem shares of Series C Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series C Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price as provided in Section 6(e)(vi).

(Q)         Delivery of Conversion Consideration. The Corporation shall deliver all securities, cash and any other property owing upon conversion no later than the third Business Day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

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(R)         Compliance with Laws. In connection with the exercise of any Change of Control Conversion Right, the Corporation shall comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series C Preferred Stock into shares of Common Stock or other property.

(S)         Certain Dividends Payable Following Conversion. Notwithstanding anything to the contrary herein and except as otherwise required by law, the persons who are the holders of record of shares of Series C Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the conversion of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date and, in such case, the full amount of such dividend shall be paid on such Dividend Payment Date to the persons who were the holders of record at the close of business on such Dividend Record Date. Except as provided in this paragraph (R), the Corporation will make no allowance for unpaid dividends that are not in arrears on the shares of Series C Preferred Stock to be converted.

(viii)      Market Trigger Conversion and Redemption.

(A)         Market Trigger Conversion. At any time, the Corporation at its option, may cause the Series C Preferred Stock to be converted in whole or in part, on a pro rata basis, into fully paid and nonassessable shares of Common Stock at the Conversion Price if the Closing Bid Price (as defined hereafter) of the Common Stock shall have equalled or exceeded 150% of the Conversion Price for at least 20 trading days in any 30 consecutive trading day period ending three days prior to the date of notice of conversion (such event, the “Market Trigger”). Any shares of Series C Preferred Stock so converted shall be treated as having been surrendered by the holder thereof for conversion pursuant to Section 6(e)(vii)(B) on the date of such mandatory conversion (unless previously converted at the option of the holder).

(B)         Market Trigger Redemption. The Corporation, at its option, may redeem the Series C Preferred Stock for cash equal to $25.00 per share plus accrued and unpaid dividends, if the Market Trigger has occurred in the period ending three days prior to the date of notice of redemption (unless previously converted at the option of the holder).

(C)         Notice of Market Trigger Conversion or Redemption. No greater than 60 nor fewer than 20 days prior to the date of any such mandatory conversion or redemption, notice by first class mail, postage prepaid, shall be given to the holders of record of the Series C Preferred Stock to be converted or redeemed, addressed to such holders at their last addresses as shown on the stock transfer books of the Corporation. Each such notice shall specify the date fixed for conversion or redemption, the place or places for surrender of shares of Series C Preferred Stock and the then effective Conversion Price.

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(D)          Closing Bid Price Defined. As used herein, “Closing Bid Price” means, (I) if the Common Stock is listed on a National Exchange, the last sale price quoted for the sale of a share of the Common Stock on such National Exchange on each trading day, or, if such National Exchange begins to operate on an extended hours basis and does not designate the closing bid price, then the last bid price of such security at or immediately prior to 4:00:00 p.m., New York Time, or (II) if the Common Stock is not then listed for trading on a National Exchange, the average of the last quoted bid prices for a share of Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization.  If the Closing Bid Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as determined in the business judgment by the Board of the Corporation.

(ix)         Voting Rights.

(A)         Voting Rights Generally. Holders of the Series C Preferred Stock will not have any voting rights, except as set forth in this Section 6(e)(ix) or as otherwise required by law. On each matter on which holders of Series C Preferred Stock are entitled to vote, each share of Series C Preferred Stock will be entitled to one vote, except that when shares of any other class or series of equity securities the Corporation may issue have the right to vote with the Series C Preferred Stock as a single class on any matter, the Series C Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

(B)         Board Representation Right. Upon the occurrence of a Penalty Event, the number of directors constituting the Board will be automatically increased by two, subject to the maximum number authorized under the bylaws then in effect (if not already increased by two by reason of the election of directors by the holders of any other class or series of equity securities the Corporation may issue upon which like voting rights have been conferred and are exercisable and with which the Series C Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of Series C Preferred Stock (voting separately as a class with all other classes or series of equity securities the Corporation may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series C Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding shares of Series C Preferred Stock or by the holders of any other class or series of equity securities the Corporation may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series C Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders of the Corporation, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders of the Corporation), and at each subsequent annual meeting until a Correction Event (as defined hereafter) has occurred with respect to each Penalty Event then continuing. In that case, the right of holders of the Series C Preferred Stock to elect any directors will cease and, unless there are other classes or series of equity securities the Corporation may issue upon which like voting rights have been conferred and are exercisable, any directors elected by holders of the Series C Preferred Stock shall immediately resign and the number of directors constituting the Board shall be reduced accordingly. For purposes hereof a “Correction Event” means, (I) with respect to any Delisting Event, the listing of the Series C Preferred Stock for trading on a National Exchange and (II) with respect to a Penalty Event consisting of the non-payment of dividends for four or more quarters, the payment in full of all dividends accumulated on the Series C Preferred Stock for all past dividend periods and the then current dividend period (or the declaration of such dividends provided that a sum sufficient for the payment thereof is set aside for such payment). For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series C Preferred Stock (voting separately as a class with all other classes or series of equity securities the Corporation may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series C Preferred Stock in the election of such directors) pursuant to the voting rights under this Section 6(e)(ix)(B) exceed two.

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(C)         Special Provision for Election of Directors; Costs. If a special meeting is not called by the Corporation within 30 days after request from the requisite holders of Series C Preferred Stock as described in Section 6(e)(ix)(B), then the holders of record of at least 25% of the outstanding Series C Preferred Stock may designate a holder to call the meeting at the expense of the Corporation and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place designated by the holder calling such meeting. The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to Section 6(e)(ix)(B) or (C), including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.

(D)         Resignation of Directors Elected by Holder of Series C Preferred Stock. If, at any time when the voting rights conferred upon the Series C Preferred Stock pursuant to Section 6(e)(ix)(B) are exercisable, any vacancy in the office of a director elected pursuant to Section 6(e)(ix)(B) or this paragraph (D) shall occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the outstanding Series C Preferred Stock and any other classes or series of equity securities the Corporation may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series C Preferred Stock in the election of directors pursuant to Section 6(e)(ix)(B). Any director elected or appointed pursuant to Section 6(e)(ix)(B) or this paragraph (D) may be removed only by the affirmative vote of holders of the outstanding Series C Preferred Stock and any other classes or series of equity securities the Corporation may issue upon which like voting rights have been conferred and are exercisable and which classes or series of equity securities the Corporation may issue are entitled to vote as a class with the Series C Preferred Stock in the election of directors pursuant to Section 6(e)(ix)(B), such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series C Preferred Stock and any such other classes or series of equity securities the Corporation may issue, and may not be removed by the holders of the Common Stock.

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(E)         Matters Requiring the Consent of Holders of the Series C Preferred Stock. So long as any shares of Series C Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series C Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a series and also together with all other classes or series of equity securities the Corporation may issue upon which like voting rights have been conferred and are exercisable), (i) authorize or create, or increase the authorized or issued amount of, any class or series of equity securities ranking senior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the authorized capital stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii), so long as the Series C Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series C Preferred Stock and, provided, further, that any increase in the amount of the authorized Common Stock or other equity securities the Corporation may issue, including the Series C Preferred Stock, or the creation or issuance of any additional shares of Common Stock or Series C Preferred Stock or other class or series of equity securities that the Corporation may issue, or any increase in the amount of authorized shares of such class or series, in each case ranking on parity with or junior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(F)         Exception to Required Consent. The voting rights provided for in this Section 6(e)(ix) will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series C Preferred Stock would otherwise be required pursuant to this Section 6(e)(ix) shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption pursuant to Section 6(e)(vi).

(G)         No Other Voting Rights. Except as expressly stated in this Section 6(e)(ix) or as may be required by applicable law, the Series C Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

(x)          Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series C Preferred Stock are outstanding, the Corporation will use its best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series C Preferred Stock, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series C Preferred Stock. The Corporation will use its best efforts to mail (or otherwise provide) the information to the holders of the Series C Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

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(xi)         No Preemptive Rights. No holders of the Series C Preferred Stock will, as holders of Series C Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.

(xii)        Record Holders. The Corporation and the transfer agent for the Series C Preferred Stock may deem and treat the record holder of any Series C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

(xiii)       Office or Agency. For so long as any shares of Series C Preferred Stock are outstanding, the Corporation shall at all times maintain an office or agency in one of the 48 contiguous States of the United States of America where shares of Series C Preferred Stock may be surrendered for payment (including upon redemption), registration of transfer or exchange.

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